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                                                                     EXHIBIT 4.1

                 FOURTH AMENDMENT TO FIRST AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

         This Fourth Amendment (this "Amendment") to the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P. dated as of September 30, 1997 (as previously amended, the "Partnership Agreement") is made as of the 13th day of May, 2003, by Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust ("PREIT").

         WHEREAS, PREIT is the general partner of PREIT Associates, L.P., a Delaware limited partnership (the "Limited Partnership");

         WHEREAS, Pursuant to Sections 16.15(A) and 16.15(C) of the Partnership Agreement, PREIT is authorized to amend certain sections of the Partnership Agreement in its sole discretion and without the consent of any other partner of the Limited Partnership, unless a partner in the Limited Partnership would be adversely affected by such amendment; and

         WHEREAS, PREIT has determined in its capacity as general partner that this Amendment will not adversely affect any partner of the Limited Partnership.

         NOW, THEREFORE, PREIT, acting as the sole general partner of the Limited Partnership, hereby amends the Partnership Agreement as follows:

         1. Section 9.5.O is hereby added as follows:

         "O. Notwithstanding any other provisions of this Section 9.5 to the contrary, a Qualifying Party shall not be entitled to exercise the Redemption right pursuant to this Section 9.5 with respect to Units that were issued after May 13, 2003 if (but only as long as) the delivery by the General Partner of Common Stock to such Qualifying Party in exchange for the tender of such Units on the Specified Redemption Date pursuant to Section 9.5.C (i) would be prohibited under the provisions of the Trust Agreement related to restrictions on ownership and the transfer of Common Stock or (ii) would be prohibited without registration of such Common Stock under the Securities Act of 1933, as amended, or other applicable federal or state securities laws or regulations (in each case regardless of whether the General Partner would in fact assume and satisfy the Redemption right pursuant to Section 9.5.C). For purposes of this
Section 9.5.O, a Unit is not deemed to be issued after May 13, 2003 if it is issued pursuant to (1) Section 5.3 of this Agreement or (2) that certain Call and Put Option Agreement, dated as of April 28, 2003, among the Partnership, Ivyridge Investment Corp. and Pan American Associates, and joined in by PR New Castle LLC."

         2. The Partnership Agreement, as amended hereby, is hereby ratified and confirmed in all respects.

         IN WITNESS WHEREOF, PREIT in its capacity as general partner has caused this Amendment to be executed by its duly authorized representative as of the date first written below.

         PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

         By:  /s/ Bruce Goldman
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                Name:  Bruce Goldman
                Title: EVP & General Counsel
         Date:  May 13, 2003
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